Exhibit 99.1

MIRA Pharmaceuticals Reports Successful Formulation Results Supporting Development of MIRA-55 as a Non-Opioid Oral Therapy for Chronic Inflammatory Pain

Optimized Oral Formulation Demonstrates Favorable Oral Bioavailability Together with Robust Brain and Liver Distribution Following Oral Administration

MIAMI, FL / ACCESS Newswire / July 10, 2026 / MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA) (“MIRA” or the “Company”), a clinical-stage pharmaceutical company, today announced positive results from preclinical studies evaluating optimized oral formulations of MIRA-55, the Company’s oral drug candidate being developed as a non-opioid therapy for chronic inflammatory pain.

Following evaluation of multiple oral formulations, the Company selected a lead formulation demonstrating favorable oral bioavailability together with sustained systemic exposure and reproducible distribution into both brain and liver tissue following oral administration. Collectively, these findings support the continued development of MIRA-55 as an orally administered therapy for chronic inflammatory pain.

“Patients deserve safer and more effective non-opioid treatment options for chronic inflammatory pain,” said Erez Aminov, Chief Executive Officer of MIRA Pharmaceuticals. “These formulation and pharmacokinetic findings represent another important step in advancing MIRA-55 as a differentiated oral therapy designed to address that need.”

The objective of the study was to optimize the oral formulation of MIRA-55 by comparing multiple formulations in a preclinical pharmacokinetic study. An intravenous reference arm was included to characterize absolute oral bioavailability and support selection of the lead formulation based on its overall pharmacokinetic profile.

The selected formulation demonstrated reproducible distribution into both brain and liver tissue following oral administration. Brain exposure may support modulation of central pain-processing pathways, while peripheral distribution may contribute to the anti-inflammatory activity previously observed in MIRA’s preclinical efficacy studies. Together, these findings demonstrate that the optimized formulation successfully delivers MIRA-55 to pharmacologically relevant tissues associated with both central and peripheral mechanisms of chronic inflammatory pain.

“Formulation optimization is far more than a pharmaceutical exercise—it is what enables a molecule to consistently engage its intended biological targets,” said Itzchak Angel, Ph.D., Chief Scientific Advisor of MIRA Pharmaceuticals. “The combination of favorable oral exposure together with reproducible brain and peripheral tissue distribution provides important support for MIRA-55’s proposed mechanism of action and its continued development as an oral therapy for chronic inflammatory pain.”

Today’s pharmacokinetic findings build upon MIRA’s previously reported preclinical studies demonstrating that oral MIRA-55 normalized pain and reduced inflammation in a validated inflammatory pain model, outperforming injected morphine, while also exhibiting a differentiated pharmacological profile relative to THC. In separate mechanistic and behavioral studies, MIRA-55 demonstrated anxiolytic activity, did not produce the characteristic central nervous system effects associated with THC, and was shown to interact with the cannabinoid system through a mechanism distinct from THC. Collectively, these efficacy, behavioral, mechanistic, and pharmacokinetic findings continue to strengthen the overall development package supporting MIRA-55 as a differentiated oral therapeutic candidate for chronic inflammatory pain.

The Company plans to continue evaluating the relationship between tissue exposure, pharmacodynamic activity, and therapeutic efficacy as MIRA-55 advances through additional preclinical development.

About Mira-55

Mira-55 is a next-generation cannabinoid analog designed to modulate cannabinoid receptor activity, including CB1 and CB2 pathways, while minimizing CB1-related psychoactivity. Following scientific review, the U.S. Drug Enforcement Administration (DEA) determined that Mira-55 is not classified as a controlled substance.

About MIRA Pharmaceuticals, Inc.

MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA) is a clinical-stage pharmaceutical company developing novel oral small-molecule therapeutics for neurologic, inflammatory, metabolic, and neuropsychiatric disorders. The Company’s pipeline includes Ketamir-2, an investigational oral therapy that successfully completed a Phase 1 clinical trial and for which the Company has submitted a Phase 2a protocol to the U.S. Food and Drug Administration (FDA) under its active U.S. Investigational New Drug (IND) application for chemotherapy-induced peripheral neuropathy (CIPN); MIRA-55, a preclinical oral drug candidate being developed for chronic inflammatory pain; and SKNY-1, a preclinical oral drug candidate being developed for obesity and addiction-related disorders.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “can,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “guidance,” “potential,” “intend,” “seek,” “target” and other words of similar meaning, although not all forward-looking statements include these words. Forward-looking statements may include, but are not limited to, statements regarding the development of SKNY-1; its potential efficacy, safety, tolerability, pharmacokinetic profile, tissue distribution, mechanism of action, and therapeutic benefits; the potential advantages of SKNY-1 compared to existing treatment options; the potential for once-daily oral dosing; the preservation of lean body mass; future preclinical studies; future clinical development; regulatory interactions; intellectual property protection; strategic partnership opportunities; and the future development and commercialization of SKNY-1. Forward-looking statements are based on current expectations, estimates, forecasts, and projections, as well as management’s beliefs and assumptions, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include, among others, risks related to preclinical and clinical development; the ability to obtain regulatory approvals; the outcome of future studies; reliance on third parties; intellectual property protection; financing needs; market conditions; and the other risks identified under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update or revise such statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

We caution investors not to place undue reliance on the forward-looking statements contained in this press release. Investors are encouraged to review the Company’s filings with the SEC, available at www.sec.gov, and in the Investors section of the Company’s website at www.mirapharma.com, for a discussion of these and other risks and uncertainties.

Contact

Krystina Quintana

MIRA Pharmaceuticals, Inc.

info@mirapharma.com

(786) 432-9792